Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” within the Registration Statement and related Prospectus of Saratoga Investment Corp. (Pre-Effective Amendment No. 1 to the Registration Statement Form N-2 No. 333-196526) and to the use of our reports dated May 27, 2014 relating to Saratoga Investment Corp.’s consolidated financial statements and Saratoga Investment Corp. CLO 2013-1, Ltd.’s financial statements as of February 28, 2014 and June 4, 2014 relating to Saratoga Investment Corp’s senior securities table as of February 28, 2014, within the Pre-Effective Amendment No. 1 to the Registration Statement Form N-2 No. 333-196526.

/s/ Ernst & Young LLP

New York, New York

December 5, 2014